EXHIBIT 5-1

August 20, 2007

FirstEnergy Generation Corp.
FirstEnergy Solutions Corp.
c/o FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308

Re:	FirstEnergy Generation Corp. and FirstEnergy Solutions Corp., Registration Statement on Form S-4 (Registration No. 333-145140)

Ladies and Gentlemen:

We have acted as special counsel to FirstEnergy Generation Corp., an Ohio corporation (‘‘FGCO’’), and FirstEnergy Solutions Corp., an Ohio corporation (‘‘FES’’), in connection with the registration, pursuant to a registration statement on Form S-4, as amended (the ‘‘Registration Statement’’), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), of the offering by FGCO and FES to exchange any and all of the 6.85% Certificates due 2034 (the ‘‘Original Certificates’’) for an equal principal amount of 6.85% Exchange Certificates due 2034 (the ‘‘Exchange Certificates’’) issued under that certain Pass Through Trust Agreement, dated as of June 26, 2007 (the ‘‘Pass Through Trust Agreement’’), among FGCO, FES and The Bank of New York Trust Company, N.A., as pass through trustee (the ‘‘Pass Through Trustee’’), in connection with the six separate leveraged lease transactions for which FES has fully and unconditionally guaranteed the lease obligations of FGCO pursuant to six Guaranties, each dated as of July 1, 2007 (the ‘‘Guaranties’’), all as more fully described in the Registration Statement. The exchange offer is being made in accordance with that certain Registration Rights Agreement, dated as of July 13, 2007 (the ‘‘Registration Rights Agreement’’), among FGCO, FES, the Pass Through Trustee and Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC, as representatives of the initial purchasers.

In our capacity as such special counsel, we have either participated in the preparation of or have reviewed and are familiar with the Registration Statement, including the prospectus comprising a part thereof, the exhibits thereto, the Pass Through Trust Agreement, the Original Certificates, the form of the Exchange Certificates, the Registration Rights Agreement and the Guaranties. In addition, we have examined original or certified copies of such corporate records of FGCO and FES and other certificates and documents of officials of FGCO and FES, public officials and others and such other documents and agreements as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed that each of FGCO and FES is a corporation duly incorporated and validly existing in good standing under the laws of the State of Ohio, that the Pass Through Trust Agreement and the Guaranties have been duly authorized, executed and delivered by the parties thereto, that neither the execution and delivery by FGCO and FES of each of the Exchange Certificates, the Pass Through Trust Agreement or the Guaranties nor the compliance by FGCO and FES with the terms thereof will violate any applicable law or will result in the violation of any provision of any instrument or agreement then binding upon FGCO and FES or any restriction imposed by any court or governmental body having jurisdiction over FGCO and FES.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.	The Exchange Certificates, when executed and authenticated in accordance with the Pass Through Trust Agreement and delivered upon consummation of the exchange offer against receipt of

Original Certificates surrendered in exchange therefor in accordance with the terms of the exchange offer as described in the Registration Statement, will constitute the valid and binding obligations of the Pass Through Trust, enforceable against the Pass Through Trust in accordance with their terms and entitled to the benefits of the Pass Through Trust Agreement.

2.	Each of the Guaranties constitutes the valid and binding obligation of FES, enforceable against FES in accordance with its terms.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the Included Laws. We have made no special investigation or review of any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (‘‘Laws’’), other than a review of (i) the Laws of the State of New York and (ii) the Federal Laws of the United States of America. For purposes of this opinion, the term ‘‘Included Laws’’ means the items described in clauses (i) and (ii) of the preceding sentence that are, in our experience, normally applicable to transactions of the type contemplated by the Pass Through Trust Agreement, the Registration Rights Agreement and the Guaranties. The term Included Laws specifically excludes Laws of any counties, cities, towns, municipalities and special political subdivisions and any agencies thereof and Laws relating to land use, zoning and building code issues.

B.	The matters expressed in this opinion are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; and (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption ‘‘Legal Matters.’’ In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,
/s/ AKIN GUMP STRAUSS HAUER & FELD LLP